Exhibit 99.1

Anthera Provides Clinical Program Updates for Blisibimod and Sollpura®

•	Positive trends from BRIGHT-SC proof-of-concept study - study to continue

•	SOLUTION study with Sollpura completed patient screening ahead of schedule - data in 2016

•	First patients screened in Phase 3 CHABLIS 7.5 study of blisibimod in seropositive lupus patients

•	CHABLIS-SC1 results to be reported in the third quarter. Recent DSMB review found no safety issues

HAYWARD, Calif., June 28, 2016 (GLOBE NEWSWIRE) — Anthera Pharmaceuticals, Inc. (NASDAQ:ANTH) today announced results from interim analysis of the Phase 2 BRIGHT-SC proof-of-concept study in 57 patients with biopsy-proven IgA Nephropathy. Additionally, Anthera announced that its Phase 3 SOLUTION clinical study with Sollpura® has closed screening and that the first patients in the Phase 3 CHABLIS 7.5 clinical study with blisibimod have been screened.

BRIGHT-SC - Blisibimod for IgA Nephropathy

Interim data from the BRIGHT-SC study (n=57) demonstrated a positive trend in the reduction of proteinuria in blisibimod versus placebo treated patients. While the numerical reduction in proteinuria in blisibimod versus placebo treated patients at week 24 in the BRIGHT-SC study did not meet the predefined statistical primary endpoint of complete or partial response, longer-term data from the study demonstrated an increasingly large separation in proteinuria favoring the blisibimod treated arm compared to placebo through longer term observations.

Additionally, secondary biomarker data from the study, including changes in total B cell counts and changes in immunoglobulins IgA, IgG, and IgM, were highly consistent with previous studies with blisibimod and demonstrated marked reduction after 8 weeks on study. As a result of the increasing proteinuria effect after 24-week of dosing, and the clear demonstration of blisibimod’s effect on immunological markers relevant to IgA nephropathy including reductions of B cells, and immunoglobulins including IgA, IgG and IgM, the company has elected to continue the study through the 48-week time-point.

Blisibimod was generally well tolerated with the most common adverse events being common cold, upper respiratory tract infection, back pain, mild rash at the injection site. Patients enrolled in the BRIGHT-SC study had a mean proteinuria level of 2.4 grams and an estimated glomerular filtration rate of less than 70 mL/min/1.73m2 - indicative of stage 2 chronic kidney disease per the national kidney foundation. To date, two patients progressed to end-stage renal disease - one in each of the blisibimod and placebo arms.

“While the effects of blisibimod on proteinuria in this small proof of concept study did not reach statistical significance at the 24-week time-point, the longer term effects on proteinuria cannot be ignored. These effects are supported by clear changes in B-cells, IgA, IgG and IgM, which represent a clear impact of blisibimod on the patients underlying immune response,” said Jonathan Barratt, MD, Reader in the Department of Infection, Immunity & Inflammation, University of Leicester, Honorary Consultant Nephrologist at Leicester General Hospital, and Head of the Postgraduate Specialty School of Clinical Academic Training at Health Education East Midlands. “We look forward to receiving the final data set which will provide further insight into blisibimod’s potential to benefit people with IgA nephropathy.”

“The positive trends in the longer-term proteinuria and immunological data from this study are encouraging and provide a strong rationale to continue the study. We remain optimistic that, should these trends continue for all patients through 48-weeks, blisibimod could prove to be a meaningful therapy to slow or prevent the progression of IgA nephropathy,” said James Pennington, MD, Anthera’s Interim Chief Medical Officer.

Data from patients reaching 48-week time point of the study will be presented later this year with the full dataset to be submitted and presented at an upcoming scientific conference. This final dataset will also include data regarding Time-Averaged Proteinuria which has recently been identified as a predictor of outcomes in IgA nephropathy.

Additional information concerning the data can be found here: http://files.shareholder.com/downloads/ABEA-3R5RJ7/1936093617x0x889160/98335CE0-86E8-40F5-AFEC-BEA8B90F1937/ANTH_-_May.pdf

SOLUTION - Sollpura® for Exocrine Pancreatic Insufficiency

Anthera has closed patient screening for Phase 3 SOLUTION clinical study evaluating the efficacy and safety of Sollpura® (liprotamase), a conventional biotechnological pancreatic enzyme replacement therapy (PERT), compared to an approved, porcine-derived, enteric-coated product for the treatment of exocrine pancreatic insufficiency (EPI). The Company expects top-line efficacy data to be presented in the fourth quarter of 2016 and is anticipated to support marketing approval for Sollpura® as a treatment for EPI. For more information on the SOLUTION clinical study, please visit http://www.anthera.com/clinical-studies/solution_study/.

CHABLIS 7.5 - Blisibimod for Systemic Lupus Erythematosus

CHABLIS 7.5, Anthera’s second Phase 3 clinical study of the efficacy and safety of subcutaneous blisibimod in subjects with severe systemic lupus erythematosus with or without nephritis has been initiated and successfully screened its first patient.

The primary objective of this study will be to evaluate the clinical efficacy of blisibimod as measured by the Systemic Lupus Erythematosus Responder Index (SRI) in a population of patients who, despite corticosteroid use, continue to have clinically-active systemic lupus erythematosus (SLE) as defined by SELENA-SLEDAI score >10, with active inflammation defined as high anti-double-stranded DNA and low complement - two serologic markers which have repeatedly been associated with higher clinical response with inhibitors of B-cell activating factor (BAFF). The study requires that physicians taper their steroids based on attainment of defined improvements in disease activity to a corticosteroid dose of <7.5 mg/day prednisone. Patient eligibility for this study is informed by responder traits identified in the Phase 2 study with blisibimod as well as the large Phase 3 programs with other BAFF inhibitors, belimumab and tabalumab. For more information on the CHABLIS 7.5 study, please visit http://www.anthera.com/clinical-studies/chablis_7-5/.

Results from the ongoing Phase 3 CHABLIS-SC 1 clinical study are expected later this year. Recently the Data Safety Monitoring Board (DSMB) of the blisibimod development program met to review all data associated with the CHABLIS-SC1 and BRIGHT-SC clinical studies. The DSMB recommended continuation of both studies having found no concerning safety signals.

Anthera will host a conference call to further discuss the data from the BRIGHT-SC clinical study.

Conference Call Access:

Date: Wednesday, June 29th, 2016

Time: 8:30 am Eastern Time

Conference ID: 42224216

Toll-Free Dial-In Number: (855) 226-3021

International Dial-In Number: (315) 625-6892

Contact Information:

Nikhil Agarwal of Anthera Pharmaceuticals, Inc.,

nagarwal@anthera.com or 510.856.5600 x5621

About BRIGHT-SC

The study enrolled 57 patients, 47 of whom completed assessments through a minimum of 24 weeks. Patients with persistent proteinuria (1-6 g/24hrs) prior to enrollment were randomized to receive either blisibimod (300mg/wk for 8 weeks and 200mg/wk thereafter) or matching placebo over background angiotensin converting enzyme inhibitor (ACEi) or angiotensin receptor blocker (ARB). All patients were treated with an optimal dose of ACEi or ARB for a minimum of 90 days prior to randomization.

The primary endpoint of the study was the number of patients who achieved a partial or complete response. A partial response is defined as patients achieving proteinuria <1g/24hrs at Week 24. A complete response is defined as follows: for subjects with baseline proteinuria >1g/24hrs but <2g/24hrs, achievement of proteinuria <1.0g/24hr AND a 50% reduction from baseline at 2 consecutive visits; for subjects with baseline proteinuria > 2g/24hrs, achievement of proteinuria <1.0g/24hr OR a 50% reduction from baseline at 2 consecutive visits. As this was a proof of concept study the efficacy analyses are conducted on a smaller sample size and a p value of < 0.1 is considered to be significant.

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Source: Anthera Pharmaceuticals, Inc.

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